UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2006
DIAMETRICS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21982	41-1663185

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6245 Bristol Parkway #263, Culver City, California 90230
(Address of principal executive offices)
Registrant’s telephone number, including area code: (310) 745-1652
5710 Crescent Park East, Suite 334, Playa Vista, California 90094

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Effective as of March 13, 2006, the Board of Directors of the Registrant appointed Paul Galleberg to the Board and also appointed him Committee Chair of the Compensation Committee of the Board.
     Mr. Galleberg, 45, has over 20 years’ experience in business development, law, corporate finance and general management. From 2000 to the present, Mr. Galleberg has been Senior Vice President, General Counsel and Secretary of Infonet Services Corporation, one of the world’s largest managed data network services providers. Mr. Galleberg played a key role in the sale of Infonet to BT Group plc, a transaction valued at approximately $1 billion that closed in February, 2005. Prior to joining Infonet, Mr. Galleberg was with Latham & Watkins, an international law firm, from 1986 through 2000. At Latham & Watkins, Mr. Galleberg focused on creating and operating strategic alliances and on private company representation, particularly in the satellite, telecommunications and media sectors. Mr. Galleberg received a J.D., cum laude, from Harvard Law School and an A.B., with highest distinction, from the University of Michigan.
     Pursuant to a Letter Agreement between Mr. Galleberg and the Registrant, Mr. Galleberg will receive $500 for each meeting of the Board he attends plus reimbursement for out-of-pocket business expenses. Furthermore, upon the Registrant’s adoption of an employee equity compensation plan, the Registrant will issue stock options to Mr. Galleberg for 0.3% of the fully-diluted common stock of the Registrant. These options will have a strike price equal to the fair market value of the Registrant’s common stock at the time of grant, and will vest in full upon the earlier of (i) six months from the date of Mr. Galleberg’s appointment, or (ii) the consummation of a change of control involving the Registrant. The options will be exercisable for a period of five years after the date of grant, subject to acceleration if Mr. Galleberg is no longer a member of the Board. While Mr. Galleberg remains a member of the Board, he will be eligible to receive additional annual stock option grants as determined by the Compensation Committee.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Letter re appointment of Paul Galleberg to the Board of Directors of the Registrant

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.
Date: March 15, 2006

DIAMETRICS MEDICAL, INC.
By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer